Effective 07/27/2023 S.P.P. No. 6.1.4 INSIDER TRADING POLICY I. PURPOSE AND STATEMENT OF POLICY The Board of Directors of Federal Signal Corporation, on behalf of Federal Signal Corporation and its foreign and domestic subsidiaries (collectively, the “Company”), has adopted this Insider Trading Policy (this “Policy”) for the Company’s directors, officers, employees, and consultants. It applies to trading of the Company’s Securities (see definition in Section II.B. below) as well as the securities of other publicly traded companies with whom the Company has a business relationship. This Policy supersedes and replaces the prior insider trading policies, including the Insider Trading Policy adopted by the Board in 2004 and prior SPP No. 6.1.4. The Company is committed to continuing to maintain a robust program designed to educate Company directors, officers, and employees about the dangers of insider trading, establish mandatory rules, and prevent insider trading and claims or the appearance of the same. Federal and state securities laws prohibit insider trading – the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. Likewise, these laws prohibit persons who are aware of such material non-public information (see definition in Section IV below) from disclosing this information to others for the purpose of trading in the stock of a company with inside information. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by Company personnel. The penalties for violation of these laws can be severe. • Civil and Criminal Penalties upon Individuals: Individuals who trade on material non-public information or “tip” such information to others may be imprisoned for several years and subjected to significant criminal fines. They also may be sued in private actions, subjected to an injunction, and forced to disgorge any trading profits gained or losses avoided. Additional civil penalties, up to three (3) times the trading profits gained or losses avoided, may also be imposed on such persons. If a person or entity relies on a recommendation (a “tip”) made in violation of this Policy, or uses material non-public information disclosed in violation of this Policy to engage in a transaction involving company securities, the director, officer, employee, or consultant who violated this Policy will be legally responsible for the consequences of the transaction as if they engaged in the transaction for their own account. • Company Liability: If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability, with significant civil and criminal penalties. Federal Signal Corporation Standard Policies and Practices

Effective 07/27/2023 2 Accordingly, it is the policy of the Company that all directors, officers, employees, and consultants comply with federal and state securities laws governing insider trading and disclosure of material non-public information. The Company prohibits: (a) the unauthorized disclosure of material non-public information to any person or entity who is not authorized by the Company to have access to such information; and (b) the use of such information for one’s own personal or economic benefit or the personal or economic benefit of a third party. In addition, because certain people have regular access to material non-public information, the Company has adopted additional rules and prohibitions as to when they may trade in Company Securities. These individuals, who are defined within Section VI of this Policy as “Insiders,” are prohibited by this Policy from trading during Company designated “Blackout Periods.” Likewise, given the complexity of securities laws and the fact-specific nature of the applicable legal analyses, additional trading restrictions and requirements apply to Insiders and are set forth in Section VII of this Policy. This Policy is designed to prevent insider trading (or allegations of insider trading) and other specified conduct to protect the Company’s reputation and to promote ethical conduct. It is the obligation of each of the Company’s directors, officers, employees, and consultants to understand and comply with this Policy and the securities laws. The ultimate responsibility for adhering to this Policy and securities laws rests with the individual. Failure to comply with this Policy may subject you to Company-imposed discipline, including dismissal, whether or not your failure to comply with this Policy results in a violation of law. Should you have any questions regarding this Policy, please contact the Company’s General Counsel, Diane Bonina, who is the Company’s Chief Compliance Officer for Insider Trading (“Compliance Officer”), at (630) 954-2009 or dbonina@federalsignal.com. II. SCOPE A. This Policy applies to all of the following (each, a “Covered Person” and collectively, “Covered Persons”): 1. Members of the Company’s Board of Directors; 2. Officers and employees of the Company; 3. Contractors and consultants of the Company (“Consultants”); 4. Immediate family members (e.g., spouses, parents, children, and siblings, whether by blood, marriage, or adoption) whose transactions in Company Securities are directed by or subject to the influence or control of directors, officers, employees, or Consultants (“Family Members”); 5. People living in the same residence as any director, officer, employee, or Consultant, regardless of relationship (“Co-Habitants”); and 6. Persons or entities controlled by a director, officer, employee, or Consultant, including corporations, partnerships and trusts (“Controlled Parties”). Directors, officers, employees, and Consultants are responsible for their own violations of this Policy. They are also responsible for Policy violations by their

Effective 07/27/2023 3 Family Members, Co-Habitants, and Controlled Parties and for ensuring such persons are aware of, and comply with, the provisions of this Policy. B. This Policy covers all transactions in “Company Securities” including but not limited to common stock, stock options, restricted stock, restricted stock units, derivative securities such as put and call options, convertible debentures and convertible preferred stock (including derivative securities not issued by the Company, such as exchange-traded funds or exchange-traded put or call options or swaps relating to the Company’s stock), and debt securities (debentures, bonds, and notes). For the avoidance of doubt, this Policy applies to Company Securities granted as part of compensation or otherwise held, directly or indirectly, by individuals subject to this Policy. C. The only exceptions to the prohibitions set forth in this Policy are those specifically described in Section VIII, entitled “Policy Exceptions.” III. PROHIBITION ON INSIDER TRADING No Covered Person who is aware of material non-public information may, directly or indirectly: 1. Engage in transactions in Company Securities (e.g., purchase, sell, or offer to purchase or sell any Company Securities, in either a privately negotiated or open market transaction), even though (a) they may have planned to make the purchase or sale before learning of the material non-public information; (b) failure to execute the purchase or sale may result in an economic loss to, or the non-realization of anticipated profit by, the individual; or (c) publicly disclosed information about the Company might, even aside from the material non-public information, provide a sufficient basis for the transaction; 2. Recommend that another person or entity engage in transactions in Company Securities (sometimes referred to as “tipping”); 3. Disclose material non-public information to anyone who is not specifically authorized by the Company to have access to such information, including but not limited to posting such information to internet message boards, chat rooms, or otherwise on social media; or 4. Assist anyone in the above activities. In addition, no individual who becomes aware of material non-public information about another company, including customers and suppliers and firms with which the Company may be negotiating major transactions, may engage in any of the above activities with respect to the securities of such other company. All Covered Persons must treat material non-public information about third parties with the same care required with respect to information directly related to the Company. IV. MATERIAL NON-PUBLIC INFORMATION A. It is not possible to define all categories of material non-public information concerning the Company. However, information should be treated as material non-public information if: 1. There is a reasonable likelihood that the information would be considered important to a reasonable investor in making an investment decision to purchase or sell Company Securities or the information could be expected to affect the Company’s stock price, whether positively or

Effective 07/27/2023 4 negatively; and 2. The information has not been previously disclosed by the Company to the general public. B. In all cases where a Covered Person is not certain if the information is material non-public information, they should exercise caution and treat the information as if it is material non-public information. While it is not possible to define all categories of material non-public information, below are examples of information that may be found to be material in particular situations: • Financial condition or results; • Projections of future financial condition or results; • Receipt of or delay in receiving any key regulatory approvals; • Significant new research and development or product announcements; • Significant product defects or modifications; • Pending or proposed acquisitions, mergers, divestitures, joint ventures, partnerships, spin-offs, or tender offers; • Pending or proposed acquisitions or dispositions of a significant assets; • Company restructuring; • Significant related party transactions; • Impending defaults on indebtedness, bankruptcy, or other financial liquidity problem; • Gains or losses of substantial customers or orders; • Major changes in senior management; • A change in dividend policy, the declaration of a stock spilt, an offering of additional securities or plans to repurchase Company securities; • Significant changes in the Company’s pricing or cost structure; • Significant changes in sources or availability of supply; • Planned construction or acquisition of major facilities; • Planned introduction of significant new products or product lines; • Strikes and material events in labor relations; • Significant marketing plans or changes in such plans; • Significant capital investment plans or changes in such plans; • Major financings or borrowings; • A change in auditors or notification that the auditor reports may no longer be relied upon; • Changes in accounting methods and write-offs; • Significant data breaches or similar matters; • Developments in significant litigation, administrative actions, or governmental investigations concerning the Company or any of its officers or directors; • Any substantial change in industry circumstances or competitive conditions that could significantly affect the Company’s future; and • Any nonpublic information relating to the Company’s actual or contemplated entry into, or amendment or termination of, a share repurchase plan or program. C. This Policy applies when information that is material is non-public. To be “public”, the information must have been widely disseminated in a manner designed to reach investors generally and the investing public has had time to absorb the information. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. Generally, Covered Persons should not engage in any transaction involving Company Securities until

Effective 07/27/2023 5 at least two (2) full trading days after material non-public information has been released to the public. For purposes of this Policy, the term “trading day” means a day on which national stock exchanges are open for trading. Even with the disclosure of information to the public as contemplated above, the pre-clearance requirements set forth in Section VII of this Policy continue to apply. D. All material non-public information relating to the Company constitutes confidential information and is the property of the Company, and the Company has the sole and exclusive right to determine how and when to disclose such information to the public. Toward this end: 1. Only the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), or the Compliance Officer may authorize the release of material non-public information to the public. 2. All requests from the press for interviews of Company personnel concerning material non-public information should be referred to the CEO, CFO, and Compliance Officer for review prior to granting such requests. Any two of the CEO, CFO, and Compliance Officer may grant such requests. 3. All inquiries (including requests for plant visits) from investors, stock exchanges, security analysts, lenders, rating agencies and stockbrokers must be referred to the CEO, CFO, and Compliance Officer for review. Any two of the CEO, CFO, and Compliance Officer may approve the response to the inquiry. E. Inadvertent or intentional disclosures of material non-public information must be brought immediately to the attention of the Compliance Officer. F. Questions about whether information constitutes material non-public information should be directed to the Compliance Officer. V. PROHIBITION ON HEDGING AND PLEDGING TRANSACTIONS The Company has determined that certain speculative transactions may present perverse incentives, heightened legal risks, and the potential for the appearance of improper conduct. Therefore, no Covered Person may engage in the following types of transactions at any time: 1. Hedging or monetization transactions or similar arrangements with respect to Company Securities (e.g., prepaid variable forwards, equity swaps, collars, and exchange funds). Hedging transactions will not include investment in any registered investment fund (i.e., a mutual fund) or exchange traded fund (ETF) that invests generally in derivative instruments, including short positions, across a broad variety of corporate stocks or securities. 2. Selling Company Securities short. 3. Holding Company Securities in a margin account or pledging Company Securities as collateral for a loan. 4. Buying or selling puts or calls or other derivative securities on the Companies Securities. 5. Entering into standing and limit orders which are not of limited duration and do not otherwise comply with the requirements of this Policy.

Effective 07/27/2023 6 VI. BLACKOUT PERIODS A. Because of their position with the Company, certain individuals designated as “Insiders” (defined below) are automatically deemed, for purposes of this Policy, to possess material non-public information from time to time throughout the year and are prohibited from trading in Company Securities during these time periods, known as “Blackout Periods.” During Blackout Periods, unless specifically authorized by the Compliance Officer, Insiders, and their Family Members, Co-Habitants, and Controlled Parties, are not permitted to trade in Company Securities. For the avoidance of any doubt, Insiders, and their Family Members, Co-Habitants, and Controlled Parties, may not trade in Company Securities outside of Blackout Periods if they possess material non-public information at such time. Trading in Company Securities outside of Blackout Periods should not be considered a “safe harbor.” B. The following persons are designated as “Insiders” for purposes of this Policy: 1. Any member of the Company’s Board of Directors; 2. Any member of the Company’s Enterprise Leadership Team; 3. All employees working in the Company’s Corporate office; and 4. Any other employees or group of employees designated from time to time by the Compliance Officer. C. The Company has established four routine quarterly Blackout Periods. Each quarterly Blackout Period begins two (2) weeks (i.e., ten trading days) prior the end of the quarter and ends two (2) full trading days after the release of the Company’s quarterly (or annual) financial results. D. In connection with other significant events (such as a pending acquisition), the Company may determine that it is appropriate to impose additional Blackout Periods, or to extend the quarterly Blackout Periods with respect to some or all of the individuals designated as Insiders. Such additional Blackout Periods require the approval of any two of the CEO, CFO, and Compliance Officer. Prior to the beginning of any non-quarterly or extended quarterly Blackout Period, Insiders who are restricted during such period will be notified via email of the expected duration of the Blackout Period. The Company will attempt to provide Insiders with advance notice of the beginning of any Blackout Period. However, it may be necessary to impose or extend a Blackout Period on very short notice and the Company reserves the right to do so at any time. The existence of a non-quarterly or extended quarterly Blackout Period should be treated as confidential information of the Company and should not be disclosed. E. If you have questions about Blackout Periods, please contact the Compliance Officer. VII. ADDITIONAL RESTRICTIONS ON INSIDERS A. Section 16 Obligations: Many additional limitations and requirements are imposed by law and this Policy on directors and Company officers who are required to file Forms 3, 4 or 5 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These individuals are referred to herein as “Section 16 Officers.” The requirements imposed on directors and

Effective 07/27/2023 7 Section 16 Officers include but are not limited to trading disclosure obligations and restrictions on “short swing” transactions. For more information with regard to the Section 16 filing obligations and the short swing profit rules, please contact the Compliance Officer. B. Pre-Clearance Rule: In addition to all other restrictions set forth in this Policy, no Insider (or any Family Members, Co-Habitants, and Controlled Parties of Insiders) may engage in any transaction involving Company Securities without first obtaining pre-clearance from the Compliance Officer unless such transaction is pursuant to a pre-approved Trading Plan (See Section VIII.E). Pre-clearance is required for all transactions, including but not limited to changes in 401(k) participation levels and other discretionary transactions thereunder and stock option exercises involving Company Securities. Requests for pre-clearance should be submitted to the Compliance Officer by email at least two (2) business days in advance of the proposed transaction. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal and state securities laws. The Compliance Officer will promptly consider any such request but is under no obligation to approve a transaction. If a request for pre-clearance is denied, the requesting party may not initiate the transaction. If pre-clearance is approved, the requesting party may proceed with the transaction after receiving such approval and must complete the transaction within two (2) trading days after receiving approval unless an exception is granted or the requesting party becomes aware of material non-public information before the trade is executed in which case the pre-clearance is void and the trade must not be completed. If the transaction order is not completed within this window, pre-clearance of the transaction must be re-requested. The Company may find it necessary, from time to time and in its discretion, to require compliance with the pre-clearance process from additional employees and Consultants. VIII. POLICY EXCEPTIONS Subject to the satisfaction of applicable pre-clearance requirements set forth in Section VII of this Policy, the trading restrictions of this Policy do not apply to the following general exceptions: A. Exercises of stock options where the individual pays cash for the cost of the exercise (“Cash Exercises”), and/or the surrender of shares to the Company in payment of the stock option exercise price or in satisfaction of any tax withholding obligations related to the exercise (“Net Exercises”), are not subject to this Policy, provided that any Company Securities acquired pursuant to such exercise are not sold while the acquirer is in possession of material non-public information or during a Blackout Period. An individual’s decision to sell shares acquired by exercising stock options is a separate trading decision from the stock option exercise and remains subject to the other restrictions set forth in this Policy, meaning the sale of such acquired shares may not occur while the individual is in possession of material non-public information or subject to a Blackout Period. For the avoidance of doubt, broker-assisted “Cashless Exercises” are not exempted from the Blackout restrictions set forth in this Policy. Such exercises involve the contemporaneous sale of shares into the open market, are not intra-

Effective 07/27/2023 8 company, and may not be implemented while the individual is in possession of material non-public information or while they are subject to a Blackout Period. B. The vesting of any equity awards, or the exercise of a tax withholding right pursuant to which an individual elects (or the Company elects on the individual’s behalf) to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting or settlement of any restricted stock or restricted stock unit award. C. Purchases of Company Securities in the Company’s 401(k) Plan resulting from periodic contributions of money pursuant to a payroll deduction notice. Blackout Period restrictions and pre-clearance requirements do apply, however, to certain elections made under the Company’s 401(k) Plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against a 401(k) Plan account if the loan will result in a liquidation of some or all of the Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. D. Gifts of Company Securities provided that: (i) the donor does not have reason to believe that the recipient intends to sell the Company Securities while the donor is aware of material non-public information; or (ii) the recipient is subject to this Policy. Additionally, donors of Company securities may be subject to certain Section 16 reporting obligations. E. Rule 10b5-1 of the Exchange Act provides an affirmative defense against insider trading liability for individuals who have entered into a pre-existing written plan, contract, instruction, or arrangement that meets certain requirements (a “Trading Plan”). Generally, a Trading Plan is a binding contract to purchase or sell securities that must: (a) have been entered into in good faith at a time when the Covered Person was not aware of any material non-public information (and, if a Covered Person is an Insider, during a non-Blackout Period); (b) have been reviewed and approved (as described below) at least thirty (30) days in advance of any trades thereunder; (c) include a cooling-off period before trades can commence thereunder equal to at least (i) for officers and directors, the later of (x) ninety (90) days after the adoption of such Trading Plan and (y) two (2) business days after the disclosure of the Company’s financial results for the fiscal quarter in which the Trading Plan was adopted or modified, and (ii) for all other Covered Persons, thirty (30) days after the adoption of such Trading Plan (as applicable, a “Cooling-off Period”); (d) for officers and directors, include a representation certifying that, at the time of adoption or modification of such Trading Plan, such officer or director (i) is not aware of any material nonpublic information about the Company or its securities, and (ii) is adopting such Trading Plan in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act; (e) either (i) explicitly specify the Company security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; or (ii) delegate discretion of these matters to an independent third party, so long as such third party does not possess any material nonpublic information

Effective 07/27/2023 9 about the Company; and (f) be the only outstanding Trading Plan entered into by the Covered Person (subject to the exceptions set forth in Rule 10b5-1(c)(ii)(D) of the Exchange Act). 1. Any modification to a Trading Plan that changes the amount, price, or timing of trades, including a change to the formula that affects these inputs, will initiate a new Cooling-off Period. Any Covered Person who wishes to enter into, modify, or terminate a Trading Plan, is required to submit the Trading Plan (or amendment, modification, or termination) to the Compliance Officer for approval. While the Company will review a Trading Plan for compliance with this Policy, approval of such Trading Plan does not constitute legal advice and does not relieve the requesting Covered Person from ensuring that any transactions entered into under the Trading Plan fully comply with any and all securities laws. 2. Frequent amendment or entry into and then terminating Trading Plans is discouraged, as it can be perceived as a method to circumvent the restrictions of this Policy and the securities laws. Instead, amendment to or termination of Trading Plans should be done to address the Covered Person’s legitimate liquidity and other financial needs. 3. Trades under a Trading Plan remain subject to Section 16 reporting obligations. XI. POST-TERMINATION TRANSACTIONS Certain portions of this Policy continue to apply even after an individual’s employment or service relationship to the Company ends. If an individual is aware of material non-public information when their employment or service relationship ends, they remain subject to this Policy. For example, such individuals may not trade in Company securities or disclose or tip such information until the information has become public or is no longer material. Additionally, for example, former Section 16 Officers and directors continue to have Section 16 reporting obligations with respect to certain transactions following termination of service with the Company and may have liability under the “Short Swing” profit rules for a period of time following termination of service. XII. REPORTING VIOLATIONS Any person violating this Policy, or and federal or state securities law, or who knows of any such violation by anyone else, must report the violation immediately to the Compliance Officer. Violations may also be reported through the Company’s Compliance Hotline. XIII. COMPANY ASSISTANCE/ COMPLIANCE OFFICER As stated, the Company’s General Counsel, Diane Bonina, is the Company’s Compliance Officer. She may be contacted by phone at (630) 954-2009 or email at dbonina@federalsignal.com. If you have questions about this Policy or its application to any proposed application or disclosure, you may obtain guidance from the Compliance Officer or her designee.

Effective 07/27/2023 10 INSIDER ACKNOWLEDGEMENT AND CERTIFICATION By signing this Acknowledgement and Certification, I acknowledge my receipt of the Company’s Insider Trading Policy (S.P.P. 6.1.4) (the “Policy”). I further certify that I have read and understand the Policy and that I agree to be governed by and comply with the Policy. I further acknowledge that I understand that I am an Insider for purposes of the Policy, that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of these laws or regulations or this Policy may subject me to discipline by the Company, up to and including termination of my employment. Printed Name Signature Date